Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Arxis, Inc. of our reports dated November 24, 2025, relating to the combined financial statements and financial statement schedule of Arcline Engineered Polymer Topco L.P. and Hawkeye TopCo L.P. (Arxis) and the consolidated financial statements of Connector TopCo, L.P., appearing in the Registration Statement (No. 333-294577) on Form S-1, as amended, and related Prospectus of Arxis, Inc.

/s/ RSM US LLP

Boston, Massachusetts

April 15, 2026